Exhibit (d)(33)(b)

NOVATION AGREEMENT

This Novation Agreement (the “Agreement”) by and among QS Batterymarch Financial Management, Inc., a Maryland Corporation (“QS Batterymarch”), QS Investors, LLC, a Delaware limited liability company (“QS Investors”), Pacific Life Fund Advisors LLC, a Delaware limited liability company (the “Investment Adviser”) and Pacific Funds Series Trust, a Delaware statutory trust (the “Trust”), is effective the 1st day of April, 2016 (the “Effective Date”).

WHEREAS, the Trust has retained the Investment Adviser to render investment advisory services to the PF International Small-Cap Fund (the “Fund”), a series of the Trust, pursuant to an Investment Advisory Agreement dated June 13, 2001, as amended, by and between the Trust and the Investment Adviser;

WHEREAS, the Trust and the Investment Adviser have, in turn, retained QS Batterymarch as subadviser to the Fund pursuant to a Subadvisory Agreement dated December 31, 2014, by and among the Investment Adviser, QS Batterymarch and the Trust (the “Subadvisory Agreement”);

WHEREAS, the Investment Adviser, QS Batterymarch and QS Investors are each registered with the Securities and Exchange Commission as investment advisers under the Investment Advisers Act of 1940, as amended;

WHEREAS, QS Batterymarch and QS Investors are each wholly owned subsidiaries of Legg Mason, Inc.

WHEREAS, as part of the process of completing the integration of QS Batterymarch into QS Investors, QS Batterymarch has proposed that QS Investors replace QS Batterymarch as the subadviser to the Fund and that the Subadvisory Agreement be transferred from QS Batterymarch to QS Investors (the “Transfer”);

WHEREAS, in connection with the Transfer, Investment Adviser desires to effect a novation of the Subadvisory Agreement so that QS Investors is substituted for QS Batterymarch as a party to the Subadvisory Agreement and QS Batterymarch is released from its obligations under the Subadvisory Agreement, and QS Investors desires to accept the novation thereof; and

WHEREAS, in reliance upon the information provided by QS Batterymarch and QS Investors, the Investment Adviser desires to consent to such novation and the Trust has approved the Transfer.

NOW, THEREFORE, in consideration of the premises, promises, and mutual covenants and consideration contained in the Subadvisory Agreement and herein, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Subadvisory Agreement is hereby amended as follows:

1.         Novation and Acceptance.  Subject to the terms and conditions contained herein, QS Batterymarch hereby effects a novation of the Subadvisory Agreement and substitutes QS

Investors for QS Batterymarch as a party to the Subadvisory Agreement (the “Novation”), and QS Investors hereby accepts the Novation and hereby releases QS Batterymarch from all of its duties and obligations under the Subadvisory Agreement, and assumes all rights, duties and obligations of QS Batterymarch under the Subadvisory Agreement, and the Trust and the Investment Adviser hereby consent to such Novation and hereby release QS Batterymarch from all of its duties and obligations under the Subadvisory Agreement; provided, however, that nothing herein shall release QS Batterymarch from any liabilities arising from conduct prior to the Effective Date, nor shall QS Investors be liable to the Trust or the Investment Adviser for any such liabilities.

2.         Term.  The Novation shall become effective as of the Effective Date and shall extend for so long as the terms specified in Section 15 of the Subadvisory Agreement are satisfied or until terminated in accordance with Section 15 of the Subadvisory Agreement.

3.         No Termination. The parties agree that the Subadvisory Agreement, as so novated, shall remain in full force and effect after the Novation.

4.         Technical Amendment.  The parties agree that all references to QS Batterymarch in the Subadvisory Agreement shall hereby be changed to QS Investors.

5.         Execution in Counterpart.  This Agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

Novation Agreement (PF) dated April 1, 2016

IN WITNESS WHEREOF, the parties hereto have caused this Novation Agreement to be executed as of the day and year first above written.

QS BATTERYMARCH FINANCIAL MANAGEMENT, INC.

By:	/s/ Scott Rouse
Name: Scott Rouse
Title: Business Manager

QS INVESTORS, LLC

By:	/s/ Scott Rouse
Name: Scott Rouse
Title: Business Manager

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

PACIFIC FUNDS SERIES TRUST

By:	/s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
Title: Senior Vice President		Title: VP & Assistant Secretary

Novation Agreement (PF) dated April 1, 2016